Exhibit 2.2
EXECUTION VERSION
SHARE
PURCHASE AGREEMENT
BY AND BETWEEN
BP OIL PIPELINE COMPANY
AND
BUCKEYE PARTNERS, L.P.
DATED MARCH 17, 2011
__________________

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
1.1 Definitions	1

ARTICLE 2 PURCHASE AND SALE OF THE INLAND SHARES	10
2.1 Purchase and Sale of the Inland Shares	10
2.2 Purchase Price; Deposit; Signing Date Deliverables	10
2.3 Preferential Rights	10
2.4 Instruments of Conveyance, Transfer and Assumption	11

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER	12
3.1 Valid Organization	12
3.2 Authorization	12
3.3 Consents	12
3.4 No Violation	12
3.5 Title to the Inland Shares; Encumbrance	13
3.6 Litigation	13
3.7 No Broker	13

ARTICLE 4 REPRESENTATIONS AND WARRANTIES CONCERNING INLAND	13
4.1 Valid Organization as to Inland	13
4.2 Capitalization as to Inland; Subsidiaries	13
4.3 Taxes as to Inland	14
4.4 Compliance with Laws as to Inland	14
4.5 Litigation as to Inland	14

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER	14
5.1 Valid Organization	14
5.2 Authorization	14
5.3 Consents	15
5.4 No Violation	15
5.5 Litigation	15
5.6 Financing	15
5.7 Acquisition as Investment	15
5.8 No Broker	16
5.9 No Knowledge of Misrepresentations or Omissions	16
5.10 Buyer’s Allocation of the Base Price	16

ARTICLE 6 CERTAIN DISCLAIMERS	16
6.1 “AS IS, WHERE IS”	16
6.2 Title to Real Property Interests	17
6.3 Certain Disclaimers	17

ARTICLE 7 OBLIGATIONS OF THE PARTIES	18
7.1 Covenants of Seller	18
7.2 Covenants of Buyer	19

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7.3 Mutual Covenants	20

ARTICLE 8 CONDITIONS TO BUYER’S OBLIGATIONS	22
8.1 Representations and Warranties True	22
8.2 Performance	22
8.3 Consents	22
8.4 Litigation	23
8.5 Closing Deliverables	23
8.6 Preferential Rights	23

ARTICLE 9 CONDITION TO SELLER’S OBLIGATIONS	23
9.1 Representations and Warranties True	23
9.2 Performance	23
9.3 Consents	23
9.4 Litigation	23
9.5 Purchase Price and Undertakings	23
9.6 Closing Deliverables	24
9.7 Preferential Rights	24

ARTICLE 10 CLOSING	24
10.1 Closing	24
10.2 Closing Date	24
10.3 Major Loss	24
10.4 Multiple Closings	25
10.5 Termination	25
10.6 Effect of Termination	26

ARTICLE 11 INDEMNIFICATION	26
11.1 Indemnification	26
11.2 Limitations on Liability	27
11.3 Other Provisions Relating to Indemnification	27
11.4 Survival of Provisions and Indemnification Obligations	29

ARTICLE 12 TAXES AND CHARGES	30
12.1 Transfer Taxes	30

ARTICLE 13 MISCELLANEOUS PROVISIONS	30
13.1 Damages	30
13.2 Amendment and Modification	30
13.3 Failure to Close; Specific Performance	30
13.4 Waiver of Compliance	31
13.5 Notices	31
13.6 Assignment	32
13.7 No Third Party Beneficiaries	32
13.8 GOVERNING LAW	32
13.9 Consent to Jurisdiction	32
13.10 Counterparts	33

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13.11 Exhibits and Headings	33
13.12 Entire Agreement	33
13.13 Representation By Counsel; No Strict Construction	33
13.14 Severability	33
13.15 Time Of Essence	33
13.16 Press Releases and Public Announcements	33
13.17 Acknowledgement of Parties; Conspicuousness	34

ARTICLE 14 DISPUTE RESOLUTION	34
14.1 Dispute Resolution	34
14.2 Mediation	35
14.3 Arbitration	35
SCHEDULES
Excluded Assets Schedule
Excluded Liabilities Schedule
Schedule 1.1 — Persons with Knowledge
Schedule 3.1 — Valid Organization
Schedule 3.2 — Authorization
Schedule 3.3 — Seller’s Consents
Schedule 3.4 — No Violation
Schedule 3.5 — Title to the Inland Shares; Encumbrance
Schedule 3.6 — Litigation
Schedule 3.7 — No Broker
Schedule 4.1 — Valid Organization as to Inland
Schedule 4.2 — Capitalization as to Inland; Subsidiaries
Schedule 4.3 — Taxes as to Inland
Schedule 4.4 — Compliance with Laws as to Inland
Schedule 4.5 — Litigation as to Inland
Schedule 5.3 — Buyer’s Consents
Schedule 8.3 — Closing Consents and Approvals of Buyer
Schedule 9.3 — Closing Consents and Approvals of Seller
EXHIBITS
Exhibit A — [Intentionally Omitted]
Exhibit B — Form of Assignment and Conveyance Agreement
Exhibit C — Form of Assignment and Assumption Agreement
Exhibit D — Form of Closing Certificate

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SHARE PURCHASE AGREEMENT
          This Share Purchase Agreement (“Purchase Agreement”) is made and entered into effective as of this 17th day of March, 2011 by and between BP Oil Pipeline Company, a Delaware corporation (“Seller”), having its principal operating office at 501 WestLake Park Boulevard, Houston, Texas 77079, and Buckeye Partners, L.P., a limited partnership organized under the State of Delaware (“Buyer”), having its office at One Greenway Plaza, Suite 600, Houston, Texas 77046. Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
          WHEREAS, Seller owns 50% of the issued and outstanding Class A shares (being 500 shares, with such shares referred to herein as the “Class A Shares”) and 46.8% of the issued and outstanding Class B shares (being 3,171 shares, with such shares referred to herein as the “Class B Shares”; and with the Class A Shares together with the Class B Shares, collectively referred to herein as the “Inland Shares”) of Inland Corporation, a corporation organized under the laws of the State of Ohio (“Inland”), which is the owner of certain products pipelines extending to and from various points in the State of Ohio, including Toledo, Lima, Canton, Dayton and Columbus (the “Pipeline System”);
          WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and accept from Seller, the Inland Shares, on the terms and conditions of this Purchase Agreement; and
          WHEREAS, in connection with its acquisition of the Inland Shares, Buyer desires to assume the Assumed Liabilities (as defined below) on the terms and conditions of this Purchase Agreement.
          NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, conditions and agreements set forth herein, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definitions.
          1.1(a) As used herein the following terms have the meanings defined below:
          “1933 Act” has the meaning set forth in Section 5.7.
          “AAA” has the meaning set forth in Section 14.3.
          “AAA Rules” has the meaning set forth in Section 14.3.

          “Affiliate” means, when used with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person. For purposes of this definition, “control” shall mean ownership of more than fifty percent (50%) of either the outstanding voting stock of the controlled entity, as to corporations, or other ownership interests which carry with them the right to direct the policies and management of the subject entity, as to non-corporate entities. For the avoidance of doubt, Inland shall not be considered to be an “Affiliate” of any member of the BP Group, and no member of the BP Group shall be considered to be an “Affiliate” of Inland, for any purpose under this Purchase Agreement.
          “Arbitrable Dispute” means, subject to Article 14, any and all disputes, claims, counterclaims, demands, causes of action, controversies and other matters in question arising out of or relating to this Purchase Agreement, the transactions contemplated by this Purchase Agreement or any alleged breach hereof, including any disputes regarding a Party’s indemnification obligations pursuant to Article 11 or relating to matters that are the subject of this Purchase Agreement or the relationship between the Parties under this Purchase Agreement, regardless of whether (a) extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by law or otherwise, or (d) any such matters could result in damages or any other relief, whether at law, in equity or otherwise; provided, however, that an “Arbitrable Dispute” shall not include disputes that by the terms of this Purchase Agreement relate to, arise out of or are in connection with (i) a breach of the Confidentiality Agreement, (ii) a Party’s termination of, or right to terminate, this Purchase Agreement, or (iii) a Closing Failure Breach.
          “Assumed Liabilities” means all liabilities, obligations, responsibilities, costs and expenses of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, whether based in common law or statute or arising under written contract or otherwise (including under Environmental Law), known or unknown, liquidated or unliquidated, real or potential, tangible or intangible, whether or not accrued, now existing or arising at any time prior to, on or after the Closing Date, whether caused by, arising out of, incurred in connection with or relating in any way to Seller’s ownership of the Inland Shares, other than (x) the Excluded Liabilities, and (y) any obligations or liabilities of Seller arising under Section 11.1(a) of this Purchase Agreement.
          “Base Price” means $60,000,000, in the aggregate (and a price of $1,000 per share payable for each of the Class A Shares, and a price of $18,763.7969 per share payable for each of the Class B Shares).
          “Books and Records” means originals or copies in Seller’s possession of engineering, property, property tax, contract and land books and records in their present form that (i) relate solely to the Inland Shares and the Pipeline System and (ii) do not constitute Excluded Assets or relate to Excluded Liabilities.
          “BP Group” means, individually and collectively, (i) Seller, (ii) BP Corporation North America Inc., (iii) BP Pipelines (North America) Inc., (iv) Atlantic Richfield Company, (v) BP p.l.c., and (vi) the Affiliates of each of the Persons identified in clauses (i)-(v).

          “Business Day” means any day except Saturday, Sunday, or federal or state holidays on which banks located in Houston, Texas are authorized to be closed.
          “Buyer” has the meaning set forth in the Preamble.
          “Buyer Group” has the meaning set forth in Section 11.1(a).
          “Claimant” has the meaning set forth in Section 14.3(a).
          “Class A Shares” has the meaning set forth in the Preamble.
          “Class B Shares” has the meaning set forth in the Preamble.
          “Closing” has the meaning set forth in Section 10.1.
          “Closing Date” has the meaning set forth in Section 10.2.
          “Closing Date Payment” has the meaning set forth in Section 2.2(c).
          “Closing Failure Breach” has the meaning set forth in Section 13.3.
          “Commercially Reasonable Efforts” means efforts which are reasonably within the contemplation of the Parties on the date hereof, which are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Purchase Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are reasonable in nature and amount in the context of the transactions contemplated by this Purchase Agreement.
          “Confidentiality Agreement” means that certain Confidentiality Agreement by and between BP Products North America Inc. and Buckeye Partners L.P., dated October 28, 2010.
          “Contract” means any agreement, contract, franchise, license or lease, including all amendments, modifications and supplements thereto.
          “CPT” means prevailing local time in Houston, Texas.
          “Data” has the meaning set forth in Section 7.1(a).
          “Deposit” has the meaning set forth in Section 2.2(b).
          “Deposit Return Event” means the occurrence of any of the following:
               (i) this Purchase Agreement is terminated pursuant to Section 10.5(a), Section 10.5(b) or Section 10.5(c);

               (ii) this Purchase Agreement is terminated by Seller pursuant to Section 10.5(d) or Section 10.5(e); provided, however, that at the time of any such termination, Buyer is not in material breach of its representations, warranties, covenants or agreements contained in this Purchase Agreement;
               (iii) this Purchase Agreement is terminated by Buyer pursuant to Section 10.5(f) or Section 10.5(g); or
               (iv) the Preferential Rights are exercised such that none of the Inland Shares are available for purchase and sale under this Purchase Agreement; provided, however, that if the exercise of Preferential Rights by the Holders thereof reduces the Base Price below the amount of the Deposit then Seller shall promptly refund to Buyer the amount by which the Deposit exceeds the Base Price.
          “Differences or Conflicts” has the meaning set forth in Section 11.3(b).
          “Dollar” and “$” means the lawful currency of the United States of America.
          “Environmental Law” means all federal, state, local, tribal and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, conservation of resources or natural resource damages, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, emission, labeling, testing, processing, discharge, release, remediation, threatened release, control, or cleanup of any Hazardous Substances as such of the foregoing are enacted or in effect, prior to, on, or after the Closing Date.
          “Excluded Assets” means those assets listed on the Excluded Assets Schedule attached hereto, all Third Party IP Contracts, all Intellectual Property owned by the BP Group, and any other asset owned by Seller or its Affiliates other than the Inland Shares.
          “Excluded Liabilities” means (i) those liabilities arising out of any Excluded Assets, (ii) any liabilities or obligations of any member of the BP Group under any Contract between Inland and such member of the BP Group, including the Inland Operating Agreement, and (iii) those liabilities listed on the Excluded Liabilities Schedule attached hereto.
          “Fixed Return Payment” means an amount equal to (i) the portion of the Base Price expressed as the price per share payable for each of the Class B Shares multiplied by the number of Class B Shares sold at any Closing, multiplied by (ii) a rate of interest of 11% per annum, multiplied by (iii) a fraction, the numerator of which is the number of days from the date of the last payment of cash dividends made to Seller as the owner of such Class B Shares prior to the Closing Date until the last day immediately prior to the Closing Date, and the denominator of which is the total number of days of the year in which the Closing occurs.
          “Fundamental Representation” means (i) in the case of Seller, the representations and warranties contained in Sections 3.1, 3.2, 3.4(a), 3.5, 4.1 and 4.2(a) and (ii) in the case of Buyer, the representations and warranties contained in Sections 5.1, 5.2, 5.4(a), 5.8 and 5.10.
          “Governmental Authority” means any federal, state, local, foreign, tribal or other governmental or administrative authority (including any agency or political subdivision thereof), court or tribunal having jurisdiction.
          “Hazardous Substances” means any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, radionuclides, lead, mercury, noise or radiation.
          “Holder” means any Third Party who has a Preferential Right with regard to the Inland Shares.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable rules and regulations promulgated thereunder.
          “Indemnified Party” has the meaning set forth in Section 11.3(a).
          “Indemnifying Party” has the meaning set forth in Section 11.3(a).
          “Influence” means to use Commercially Reasonable Efforts to cause Inland to take or refrain from taking a particular action, including (i) notifying or requesting (if applicable) Inland to take or refrain from taking such action, and (ii) with respect to a covenant or agreement of Seller relating to Inland, that Seller will exercise any voting, consent, approval or waiver rights available to Seller in a manner consistent with the applicable covenant or agreement.
          “Initial Bid Package” has the meaning set forth in Section 6.3(a).
          “Inland” has the meaning set forth in the Preamble.
          “Inland Articles of Incorporation” means the Articles of Incorporation of Essaness Corporation (predecessor to Inland Corporation), dated June 28, 1950, as amended from time to time.
          “Inland Operating Agreement” means that certain Amended and Restated Inland Operating Agency Agreement, effective February 1, 2007, by and between Inland and BP Pipelines (North America) Inc., as amended as of January 1, 2008 and from time to time.

          “Inland Regulations” means that certain Inland Corporation Code of Regulations, dated June 28, 1950, as amended from time to time. For the avoidance of doubt, the “Inland Regulations” include that certain Supplemental Agreement by and between The Standard Oil Company, an Ohio corporation, Shell Oil Company, a Delaware corporation, and Union Oil Company of California, a California Corporation, dated December 1, 1965.
          “Inland Shares” has the meaning set forth in the Preamble.
          “Intellectual Property” means trade marks, service names, trade names, logos, patents, utility models, supplementary protection certificates, inventions, trade secrets, know-how, designs, design rights, copyrights, database rights, domain names and URLs, all technical information, software to the extent any of the foregoing are represented, embedded or embodied within such software, and all other proprietary rights (whether or not the same are registered or capable of registration) anywhere in the world and all applications for, or for the protection of, any of the foregoing and all rights (including licenses) under or in the above.
          “Knowledge” means the present actual knowledge, without investigation, of the individuals listed on Schedule 1.1.
          “Losses” means (i) claims, demands, complaints, actions, litigation, hearings, lawsuits, proceedings, investigations, charges, damages, fines, penalties, deficiencies, judgments, injunctions, orders, decrees, rulings, losses, liabilities, amounts paid in settlement, obligations, Taxes and liens, and (ii) with respect to contesting and defending any Third Party Action (but for the avoidance of doubt, not with respect to any claim asserted by one Party against the other Party), costs and reasonable expenses (including reasonable attorneys’ fees and expenses, interest, court costs and other costs of suit, litigation or other proceedings of any kind or of any claim, default or assessment).
          “Major Loss” means Seller’s aggregate allocable share (to the extent of the Inland Shares) of any damage, destruction or other casualty losses with respect to the assets comprising the Pipeline System arising between the date hereof and the Closing that individually or in the aggregate has an estimated Repair Cost (as reasonably determined by Seller) of more than $7,500,000.
          “Major Loss Deductible” means the amount of $5,000,000.
          “Material Adverse Effect” means any state of facts, change, development, event, effect, condition, or occurrence that is materially adverse to (a) the current business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of Inland, taken as a whole, or (b) Seller’s ability to consummate the transactions contemplated by this Purchase Agreement; provided, however, that no state of facts, change, development, event, effect, condition or occurrence attributable to or resulting from any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect (except, in the case of clauses (iii), (iv), (v), and (vii) below, inclusive, to the extent any associated adverse impact is disproportionately greater than the impact on similarly situated assets or similarly situated businesses in the local geographic region): (i) general economic conditions or changes therein; (ii) fluctuations in the financial, credit, banking or securities markets (including any disruption thereof, any decline in the price of any security or any market index or changes in interest rates); (iii) conditions affecting any or all of the international, national, regional or local oil or petroleum products production, transportation, distribution, refining, terminaling or retail industries or systems unless solely affecting the Pipeline System; (iv) changes in the international, national, regional or local markets for commodities or supplies, including energy and fuel, used in the business of Seller including its interests in Inland, or the business of Inland including the Pipeline System; (v) any changes in tax, securities or other laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority; (vi) any action, omission, change, effect, circumstance or condition set forth in this Purchase Agreement or any ancillary agreements or attributable to the execution, performance or announcement of this Purchase Agreement or any ancillary agreements or the transactions contemplated hereby or thereby; (vii) national or international, political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (viii) earthquakes, hurricanes or similar catastrophes, or weather or any weather related event, or any other acts of God; (ix) the public disclosure of this Purchase Agreement, the transactions contemplated hereunder or the identity or involvement by Buyer or any of its Affiliates therewith; (x) changes in Seller’s, the BP Group’s, or Inland’s credit rating, or the failure of Inland to meet projections or forecasts, whether internal or maintained by analysts; (xi) a Major Loss with respect to which (A) Inland is diligently proceeding to Repair in accordance with Section 10.3(a) and with respect to which Seller reasonably estimates that such Repair will be completed within one hundred eighty (180) days, or (B) Seller has elected to reduce the aggregate Base Price in accordance with Section 10.3(b); (xii) the exercise by any Holder of a Preferential Right; (xiii) the exclusion of any Inland Shares from the transactions contemplated hereby in accordance with Section 2.3(a); or (xiv) any action or omission required or permitted to be taken or omitted to be taken by Seller pursuant to this Purchase Agreement or which is otherwise taken or omitted to be taken with the prior consent of Buyer.
          “Notice of Modification” has the meaning set forth in Section 7.1(c)(i).
          “Organic Documents” means, collectively, the Inland Regulations and the Inland Articles of Incorporation.
          “Ordinary Course of Business” means the ordinary course of business consistent with the relevant Person’s practices during the twelve-month period ending on the date hereof (including as such practices may have been changed, modified, supplemented or eliminated during such period); provided that, for purposes of this Purchase Agreement, “Ordinary Course of Business” includes all reasonably necessary actions taken in connection with, in contemplation of or in preparation for the sale of the

Inland Shares, the Closing and any other transaction contemplated by this Purchase Agreement.
          “Party” and “Parties” have the meanings set forth in the Preamble.
          “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, undivided joint interest operation, or Governmental Authority.
          “Pipeline System” has the meaning set forth in the Recitals.
          “Preferential Rights” means any rights of first refusal, rights of first offer, preferential rights or options to purchase or other similar rights or restrictions on transfer in favor of Third Parties to which any of the Inland Shares may be subject.
          “Purchase Agreement” means this Share Purchase Agreement, including the Exhibits and Schedules attached hereto, as amended, modified and supplemented from time to time.
          “Purchase Price” has the meaning set forth in Section 2.2.
          “Real Property Interests” means any parcels of land owned in fee simple, or any parcels of land subject to leases, easements, rights-of-way, franchises, permits, licenses and other rights and interests in real property.
          “Repair” means, in the context of a Major Loss, to repair the damage, destruction or other casualty losses giving rise to such Major Loss, and, to the extent the facts and circumstances giving rise to such Major Loss also result in the release of any Hazardous Substances, “Repair” shall include the taking of any remedial, removal, clean-up, or corrective action required under Environmental Law to cure any such release.
          “Repair Cost” means Seller’s aggregate allocable share of the remaining cost as of any date of determination required to Repair a Major Loss, as reasonably determined by Seller.
          “Respondent” has the meaning set forth in Section 14.3(a).
          “Restricted Information” means all information concerning the BP Group, this Purchase Agreement, the Pipeline System or the Assumed Liabilities (other than any such information that is available to the public, or hereafter becomes available to the public, other than as a result of a breach of Section 7.2(a)).
          “Seller” has the meaning set forth in the Preamble.
          “Seller Group” has the meaning set forth in Section 11.1(b).
          “Taxes” means all taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any Governmental Authority, including environmental taxes, excise taxes, customs, duties, utility, property, income, sales, use, value added, transfer, and fuel taxes, and any interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such assessment or related to any tax return or tax filing, including all applicable income, sales, use, excise, business, occupation or other tax, if any, relating in any way to this Purchase Agreement or any other service, supply, or operating agreement.
          “Termination Date” means the later to occur of (a) December 31, 2011, (b) the date to which the Termination Date is extended under the provisions of Section 2.3(a), if applicable, (c) the date to which the Termination Date is extended under the provisions of Section 10.3(a), if applicable, (d) one hundred twenty (120) days after the date on which the Parties receive a second request from the relevant agencies under the HSR Act, if any, in connection with the filing made pursuant to Section 7.3(e) (but in any event, no earlier than December 31, 2011), or (e) such other date as the Parties may mutually agree to in writing.
          “Third Party” means any Person other than Seller or Buyer, and their respective Affiliates.
          “Third Party Action” has the meaning set forth in Section 11.3(a).
          “Third Party IP Contracts” means Contracts pursuant to which a member of the BP Group derives the right to possess and use Intellectual Property owned by any Third Party.
          1.1(b) Other Definitional Provisions.
               (i) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Purchase Agreement, refer to this Purchase Agreement as a whole and not to any particular provision of this Purchase Agreement.
               (ii) The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.
               (iii) Whenever the Parties have agreed that any approval or consent shall not be “unreasonably withheld,” such phrase shall also include the Parties’ agreement that the approval or consent shall not be unreasonably delayed or conditioned.
               (iv) Reference to “day” or “days” in this Purchase Agreement refers to calendar days unless otherwise stated.
               (v) Whenever the words “include,” “includes” or “including” are used in this Purchase Agreement, they are deemed to be followed by the words “without limitation.”

               (vi) All references to Sections, Exhibits and Schedules mean those numbered sections or paragraphs in this Purchase Agreement and those Exhibits and Schedules attached hereto and made a part of this Purchase Agreement, respectively.
ARTICLE 2
PURCHASE AND SALE OF THE INLAND SHARES
     2.1 Purchase and Sale of the Inland Shares. Subject to the terms and conditions of this Purchase Agreement, on the Closing Date, (i) Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire, accept, assume and receive from Seller, all of Seller’s right, title and interest in and to the Inland Shares, (ii) Seller shall make the other conveyances, assignments, and transfers contemplated by Section 2.4, and (iii) Buyer shall assume the Assumed Liabilities as contemplated by Section 2.4(b). For the avoidance of doubt, this Purchase Agreement does not, and is not intended to, provide for a conveyance of any Excluded Assets.
     2.2 Purchase Price; Deposit; Signing Date Deliverables.
          2.2(a) Purchase Price. The total purchase price to be paid by Buyer to Seller in consideration for the Inland Shares shall be (i) the aggregate Base Price plus (ii) the Fixed Return Payment (the “Purchase Price”). The Purchase Price shall be payable as set forth in this Section 2.2.
          2.2(b) Deposit and Signing Date Deliverables. Contemporaneously with execution of this Purchase Agreement, Buyer shall deliver a payment to Seller (or Seller’s designee) in immediately available funds, by wire transfer to an account designated by Seller, of a non-refundable deposit against the Purchase Price in an amount equal to ten percent (10%) of the aggregate Base Price (the “Deposit”). The Deposit shall be non-refundable unless a Deposit Return Event has occurred, in which event Seller shall cause Seller’s designee to transfer to Buyer, in immediately available funds by wire transfer to an account designated by Buyer, a cash amount equal to the Deposit.
          2.2(c) Closing Date Payment. On the Closing Date, Buyer shall pay to Seller (or Seller’s designee), in immediately available funds by wire transfer to an account designated by Seller, an amount equal to the Purchase Price minus the amount of the Deposit (the “Closing Date Payment”).
     2.3 Preferential Rights.
          2.3(a) Exclusion of Certain Inland Shares. Buyer acknowledges that the Inland Shares are subject to Preferential Rights. If, as of the Closing Date, a Holder has notified Seller that it elects to exercise its Preferential Right (in accordance with the Inland Regulations, as determined by Seller) or a waiver from any Holder of a Preferential Right has not been received, then, notwithstanding anything in this Purchase Agreement to the contrary, at Seller’s option (in its sole discretion) Seller may so notify Buyer and (x) the Inland Shares covered by that Preferential Right will not be sold to Buyer (and the aggregate Base Price shall be reduced by an amount equal to the portion of the Base Price expressed as the price per share payable for each of the applicable Inland Shares excluded from the transactions contemplated hereunder multiplied by the number of such Inland Shares so excluded), (y) the Termination Date shall be extended until ninety (90) days after the initial Closing Date (but in any event, no earlier than December 31, 2011), and (z) any such exercise by a Holder of its Preferential Right or failure to obtain such waivers, and any such exclusion of any of the Inland Shares from the transactions contemplated hereunder, shall not have any effect on, and shall not be considered in determining whether any of, Buyer’s conditions to effect the Closing set forth in Article 8 have been satisfied with respect to the purchase and sale of the remaining Inland Shares hereunder.
          2.3(b) Subsequent Closing. After the Closing hereunder, until sixty days (60) days after the initial Closing Date, if for any reason the purchase and sale of any Inland Shares excluded from the transactions contemplated hereunder pursuant to Section 2.3(a) is not or cannot be consummated with the Holder of the Preferential Right that exercised such Preferential Right, or if the time for exercising any Preferential Right expires without exercise by the Holder of the Preferential Right, then Seller may so notify Buyer and within ten (10) Business Days (or such longer time as necessary for the Parties to comply with the HSR Act, if applicable, or the rules, directives or orders of any Governmental Authorities) after Buyer’s receipt of such notice from Seller, Seller shall sell, assign and convey to Buyer and Buyer shall purchase and accept from Seller such Inland Shares, pursuant to the terms of this Purchase Agreement and for an amount of consideration equal to the amount of the Base Price payable for such Inland Shares plus the amount of the applicable Fixed Return Payment (except the Closing Date with respect to such Inland Shares will be the date of the sale and assignment of such Inland Shares from Seller to Buyer).
     2.4 Instruments of Conveyance, Transfer and Assumption. At the Closing, Seller and Buyer shall deliver to one another duly executed copies of the following instruments:
          2.4(a) An assignment and conveyance agreement, substantially in the form attached hereto as Exhibit B, whereby Seller shall convey and transfer to Buyer all of Seller’s right, title and interests in and to the Inland Shares, subject to the terms contained herein and therein;
          2.4(b) An assignment and assumption agreement, substantially in the form attached hereto as Exhibit C, which sets forth the terms and conditions under which Seller shall assign and Buyer shall accept and assume the Assumed Liabilities;
          2.4(c) Evidence of the resignations, effective as of the Closing Date, of the officers and directors of Inland appointed by Seller;
          2.4(d) A closing certificate from Seller, which shall be substantially in the form attached hereto as Exhibit D, dated as of the Closing Date, executed by a duly authorized officer of Seller, attesting as to the satisfaction of the conditions set forth in Sections 8.1 and 8.2; and

          2.4(e) A closing certificate from Buyer, which shall be substantially in the form attached hereto as Exhibit D, dated as of the Closing Date, executed by a duly authorized officer of Buyer, attesting as to the satisfaction of the conditions set forth in Sections 9.1 and 9.2.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
          Subject to the exceptions, disclaimers and other matters set forth in this Purchase Agreement, any written disclosures made to Buyer prior to the Closing Date and any documents provided or made available to Buyer, and except as expressly set forth in the Schedules, Seller represents and warrants to Buyer as follows:
          3.1 Valid Organization. Seller is as of the date of this Purchase Agreement, and will be on the Closing Date, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified or licensed to do business as a foreign entity in all States where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by this Purchase Agreement, except where the failure to be so qualified or licensed would not reasonably be expected to cause a Material Adverse Effect.
          3.2 Authorization. Seller has full power and authority to enter into this Purchase Agreement and carry out the transactions contemplated hereby. The execution and delivery of this Purchase Agreement, and all other documents required hereunder to be executed and delivered by Seller, and the performance of the transactions contemplated hereby have been duly and validly authorized by such action, corporate or otherwise, necessary on behalf of Seller. This Purchase Agreement is, and each document required to be executed and delivered by Seller hereunder shall be, a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except (a) as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights, and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding for the same may be brought.
          3.3 Consents. Except as set forth on Schedule 3.3, no consent, approval of or by, or filing with or notice to any other Person, including any Governmental Authority, is required with respect to Seller in connection with the execution, delivery or enforceability of this Purchase Agreement or the consummation of the transactions provided for hereby, except where the failure to obtain such consent or approval, make such filing or give such notice would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.
          3.4 No Violation. Neither the execution and delivery of this Purchase Agreement nor the performance by Seller of its obligations under this Purchase Agreement nor the consummation of the transactions contemplated by this Purchase Agreement will, assuming receipt of the consents set forth on Schedule 3.3, (a) violate any provision of the articles of incorporation or bylaws of Seller; (b) violate, constitute a breach of or result in the creation or imposition of any lien or encumbrance upon the Inland Shares under any agreement or commitment to which Seller is a party or by which Seller is bound or otherwise; or (c) to the Knowledge of Seller, violate any statute or law or any judgment, decree, order, permit, regulation or rule of any Governmental Authority to which Seller is subject, except where such violation of any provision in clauses (b) and (c) would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.
     3.5 Title to the Inland Shares; Encumbrance. Seller has good and valid title to the Inland Shares free and clear of all liens, security interests and encumbrances created by or through Seller, and such Inland Shares are duly authorized, validly issued, fully paid, and nonassessable. Without limiting the generality of the foregoing, the Inland Shares are not subject to any voting trust, shareholder agreement, or similar agreement.
     3.6 Litigation. There is no legal, equitable, bankruptcy, administrative or other action or proceeding pending or, to the Knowledge of Seller, threatened against Seller with respect to the Inland Shares, before any arbitrator or Governmental Authority.
     3.7 No Broker. Seller has not retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Purchase Agreement and the transactions contemplated hereby in a manner so as to give rise to any claims against Buyer for any brokerage commission, finder’s fee or other similar payment.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES CONCERNING INLAND
          Subject to the exceptions, disclaimers and other matters set forth in this Purchase Agreement, any written disclosures made to Buyer prior to the Closing Date and any documents provided or made available to Buyer, and except as expressly set forth in the Schedules, Seller represents and warrants to Buyer as follows:
     4.1 Valid Organization as to Inland. Inland is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and is duly qualified or licensed to do business as a foreign entity in all States where it is necessary and required to be so qualified or licensed in order to operate its business as currently conducted, except where the failure to be so qualified or licensed would not reasonably be expected to cause a Material Adverse Effect.
     4.2 Capitalization as to Inland; Subsidiaries.
          4.2(a) Schedule 4.2 contains a complete and accurate listing of (i) the equity capitalization of Inland and (ii) Seller’s ownership in Inland.

          4.2(b) Inland is not a party to any written or oral agreement for, and Inland has not granted or issued, or agreed to grant or issue, to any Person any option or right for, the purchase, subscription, allotment or issue of any unissued interests, units or other securities of Inland. Inland has no subsidiaries nor owns equity interests in any other Person.
     4.3 Taxes as to Inland. Inland has filed in a timely manner all required federal, state and local income, sales, use, property and franchise tax returns, and has paid (except for amounts being diligently contested in good faith) all required tax or similar assessments arising from or related to its businesses or assets, except where any failure to file or pay any such tax or assessment would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.
     4.4 Compliance with Laws as to Inland. Inland has not received any written notice from any Governmental Authority of any alleged actual or potential violations of or non-compliance with any laws, governmental regulations, orders and decrees with respect to the business of Inland, except for violations or non-compliance or other matters, if any, which would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.
     4.5 Litigation as to Inland. There is no legal, equitable, bankruptcy, administrative or other action or proceeding pending or, to the Knowledge of Seller, threatened against Inland before any arbitrator or Governmental Authority.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
          Buyer hereby represents and warrants to Seller as follows:
     5.1 Valid Organization. Buyer is as of the date of this Purchase Agreement, and will be on the Closing Date, a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified or licensed to do business in all States where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by this Purchase Agreement. As of the Closing Date, any of Buyer’s wholly-owned Affiliates to which this Purchase Agreement shall have been assigned in accordance with Section 13.6 will be duly organized, validly existing and in good standing under the laws of the State of its incorporation or formation (as applicable), and will be duly qualified or licensed to do business in all States where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by this Purchase Agreement.
     5.2 Authorization. Buyer has all requisite power and authority to enter into this Purchase Agreement, to carry out the transactions contemplated hereby and to acquire and own the Inland Shares. The execution and delivery of this Purchase Agreement and the performance of the transactions contemplated hereby have been duly and validly authorized by such action, corporate or otherwise, necessary on behalf of Buyer. This Purchase Agreement is, and each document required to be executed and delivered by Buyer hereunder shall be, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except (a) as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding for the same may be brought.
     5.3 Consents. Except as set forth on Schedule 5.3, no consent, approval of or by, or filing with or notice to any other Person, including any Governmental Authority, is required with respect to Buyer in connection with the execution, delivery or enforceability of this Purchase Agreement or the consummation of the transactions provided for hereby.
     5.4 No Violation. Neither the execution and delivery of this Purchase Agreement nor the performance by Buyer of its obligations under this Purchase Agreement, nor the consummation of the transactions contemplated by this Purchase Agreement will, assuming receipt of the consents set forth in Schedule 5.3: (a) violate any provision of the constituent organizational documents of Buyer; or (b) to the knowledge of Buyer, violate any statute or law or any judgment, decree, order, permit, regulation or rule of any court or Governmental Authority to which Buyer is subject or any contract to which Buyer is a party or by which it is bound.
     5.5 Litigation. There is no legal, equitable, bankruptcy, administrative or other action or proceeding pending or, to the knowledge of Buyer, threatened against Buyer before any arbitrator or Governmental Authority, which questions or challenges the validity of this Purchase Agreement or any action taken or to be taken by Buyer pursuant to this Purchase Agreement or in connection with the transactions contemplated by this Purchase Agreement, and Buyer does not know of any such action, proceeding or investigation which is probable of assertion.
     5.6 Financing. Buyer has and, as of the Closing Date, will have sufficient cash in immediately available funds or committed financing to pay the Closing Date Payment and the Purchase Price and to consummate the transactions contemplated by this Purchase Agreement, including when and as required by the terms of this Purchase Agreement.
     5.7 Acquisition as Investment. Buyer is acquiring the Inland Shares for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person, other than to an Affiliate. Buyer has made, independently and without reliance on Seller, its own analysis of Inland and the Pipeline System for the purpose of acquiring the Inland Shares and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer acknowledges that the Inland Shares are not registered under the Securities Act of 1933, as amended (the “1933 Act”), and that none of the Inland Shares may be transferred, except as permitted under the 1933 Act and applicable state securities laws pursuant to registration or an applicable exemption under the 1933 Act. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.
     5.8 No Broker. Buyer has not retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Purchase Agreement and the transactions contemplated hereby in a manner so as to give rise to any claims against the BP Group for any brokerage commission, finder’s fee, or other similar payment.
     5.9 No Knowledge of Misrepresentations or Omissions. Buyer has no knowledge that any representation or warranty of Seller contained in this Purchase Agreement or any agreement contemplated hereby is not true and correct in all material respects, and Buyer has no knowledge of any material errors in, or material omissions from, the Exhibits and Schedules to this Purchase Agreement or the schedules, exhibits or attachments to any agreement contemplated hereby.
     5.10 Buyer’s Allocation of the Base Price. Buyer has allocated the Base Price payable hereunder (as expressed as the price per share payable for each of the Class A Shares and for each of the Class B Shares) between the Class A Shares and the Class B Shares in good faith.
ARTICLE 6
CERTAIN DISCLAIMERS
     6.1 “AS IS, WHERE IS”. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS PURCHASE AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH OF THE PARTIES THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE (WHETHER EXPRESS OR IMPLIED), AT LAW OR IN EQUITY, WITH RESPECT TO SELLER, THE INLAND SHARES, INLAND, THE ASSETS AND LIABILITIES OF INLAND OR THE ASSUMED LIABILITIES, AND SELLER EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, CONDITION OR FITNESS FOR A PARTICULAR PURPOSE OR ORDINARY PURPOSE OR ANY REPRESENTATION OR WARRANTY AS TO VALUE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER SHALL CONVEY TO BUYER THE INLAND SHARES IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITH ALL FAULTS, LIMITATIONS AND DEFECTS (HIDDEN AND APPARENT) AND EXCEPT AS EXPRESSLY PROVIDED HEREIN, WITHOUT ANY GUARANTEES OR WARRANTIES (WHETHER EXPRESS OR IMPLIED), AS TO THEIR TITLE, QUALITY, MERCHANTABILITY OR THEIR FITNESS FOR BUYER’S INTENDED USE OR PURPOSE OR A PARTICULAR USE OR PURPOSE OR ANY USE OR PURPOSE WHATSOEVER. BUYER AGREES TO ACCEPT THE INLAND SHARES “AS-IS”, “WHERE-IS”, IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITH ALL FAULTS, LIMITATIONS AND DEFECTS (HIDDEN AND APPARENT) AND, EXCEPT AS EXPRESSLY PROVIDED HEREIN, WITHOUT

ANY GUARANTEES OR WARRANTIES (WHETHER EXPRESS OR IMPLIED), AT LAW OR IN EQUITY, AS TO THEIR TITLE, QUALITY, MERCHANTABILITY OR THEIR FITNESS FOR BUYER’S INTENDED USE OR PURPOSE OR A PARTICULAR USE OR PURPOSE OR ANY USE OR PURPOSE WHATSOEVER, OR ANY REPRESENTATION OR WARRANTY AS TO VALUE. ALL REPRESENTATIONS AND WARRANTIES (WHETHER EXPRESS OR IMPLIED), AT LAW OR IN EQUITY, OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN, ARE EXCLUDED. SELLER AND THE OTHER MEMBERS OF THE BP GROUP DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO BUYER OR THE OTHER MEMBERS OF BUYER GROUP, INCLUDING WITH RESPECT TO SELLER, INLAND, THE INLAND SHARES, THE ASSETS AND LIABILITIES OF INLAND, THE PIPELINE SYSTEM OR THE ASSUMED LIABILITIES. BUYER ACKNOWLEDGES AND AGREES THAT IT HAS HAD SUFFICIENT OPPORTUNITY TO CONDUCT WHATEVER INVESTIGATION IT HAS DEEMED NECESSARY AND ADVISABLE FOR PURPOSES OF DETERMINING WHETHER OR NOT TO ENTER INTO THIS PURCHASE AGREEMENT.
     6.2 Title to Real Property Interests. Buyer acknowledges that Seller makes no warranty or representation, either express or implied, (i) as to title to, or any encumbrances of or on, any Real Property Interests related to the Pipeline System, or (ii) as to the completeness or contiguity of any Real Property Interests related to the Pipeline System.
     6.3 Certain Disclaimers. Except as otherwise expressly set forth in this Purchase Agreement and the instruments, documents and agreements referred to herein or executed in connection with the transactions contemplated hereby:
          6.3(a) Buyer expressly acknowledges that none of Seller, any of the other members of the BP Group or any other Person has made any representation or warranty, express or implied, at law or in equity, as to the accuracy or completeness of any information regarding Seller, the Inland Shares, the Pipeline System, Inland or the Assumed Liabilities, except as expressly set forth in this Purchase Agreement, and Buyer further agrees that none of Seller, any of the other members of the BP Group or any other Person shall have or be subject to any liability to Buyer or to any other Person resulting from the distribution to Buyer and the other members of Buyer Group, or its or their use of, and Buyer agrees that it shall be deemed to have not relied for any purpose on, any such information, including the confidential information memorandum for the Inland Shares, dated November 2010 (the “Initial Bid Package”), and any information, document or material made available to Buyer in data rooms (including electronic data rooms), management presentations or any other form in expectation of the transactions contemplated by this Purchase Agreement, and Buyer acknowledges it is not relying on any such information;
          6.3(b) Buyer expressly acknowledges (i) the disclaimers of the BP Group, including those set forth in Sections 6.1, 6.2 and 6.3(a) above, and (ii) that there are uncertainties inherent in any estimates, projections and other forecasts and plans provided by the BP Group to Buyer Group, including any such information contained in the Initial Bid Package and any information, document or material made available to Buyer Group in data rooms (including electronic data rooms), management presentations or any other form in expectation of the transactions contemplated by this Purchase Agreement, and Buyer acknowledges it is not relying on any such information, that Buyer is aware of and familiar with such uncertainties and that Buyer takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts) in connection with the transactions contemplated by this Purchase Agreement. Accordingly, neither Seller nor any other member of the BP Group makes any representations or warranties with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).
ARTICLE 7
OBLIGATIONS OF THE PARTIES
     7.1 Covenants of Seller. Seller hereby covenants and agrees with Buyer that:
          7.1(a) Access and Information. Subject to the provisions of the Confidentiality Agreement and upon reasonable notice, Seller shall use Commercially Reasonable Efforts to provide to Buyer, or cause to be provided to Buyer, access during normal business hours at a location selected by Seller in its sole discretion throughout the period between the date of this Purchase Agreement and the Closing Date to the Books and Records and other data and information relating exclusively to Inland, the Inland Shares, and the Pipeline System in Seller’s possession or control (the “Data”) which may reasonably be requested by Buyer, and shall use Commercially Reasonable Efforts to make available, or cause to be made available, such personnel of Seller during normal business hours as may reasonably be requested for the furnishing of such Data; provided that Data shall not include any (i) data or information relating to BP Group operations or businesses other than Inland, the Inland Shares, or the Pipeline System, or (ii) data or information subject to legal privilege or obligations of confidentiality owed to Third Parties; and further provided that Buyer shall not have the right to conduct any environmental sampling or testing at or around any of the Pipeline System. During this period, Buyer shall not contact or communicate with any employees of Seller or the BP Group, or any customers of (including shippers), distributors of or suppliers to the Pipeline System without Seller’s prior written consent.
          7.1(b) Conduct of Business. From the date hereof until the Closing Date, (i) Seller shall Influence Inland to operate the Pipeline System in the Ordinary Course of Business and (ii) except as provided in this Purchase Agreement, Seller shall not enter into any transactions, or perform any acts which would prevent the consummation of the transactions contemplated herein.
          7.1(c) Schedules.

               (i) From the date hereof through and including the Closing Date, Seller shall notify Buyer in writing of additions or changes to the Schedules to this Purchase Agreement required to reflect events since the date of this Purchase Agreement so as to cause any of Seller’s representations and warranties contained herein that are qualified as to the words “material,” “Material Adverse Effect,” or similar qualifications set forth therein to be true and accurate, and the representations and warranties of Seller that are not so qualified to be true and accurate in all material respects, in each case as of the Closing Date (other than any representations and warranties that speak as to an earlier date) (each such notice, a “Notice of Modification”). Notices of Modification given by any Seller pursuant to this Section 7.1(c) shall be deemed to have amended the Schedules, to have qualified the representations and warranties contained in Article 3 or Article 4 (as applicable), and to have corrected any misrepresentation or breach of warranty that otherwise might have existed hereunder as of the date such Notice of Modification was given by reason of the fact, circumstance, event or development (with the result that no misrepresentation or breach shall be deemed to have occurred), in each case to the extent of the disclosure contained in such notice, including for purposes of Sections 8.1 and 11.1(a).
               (ii) If any facts, circumstances, events or developments disclosed in such Notice of Modification (either individually or in the aggregate) would reasonably be expected to cause a Material Adverse Effect, then Buyer may elect as its sole remedy, by written notice to Seller delivered not later than five (5) days following receipt of the applicable Notice of Modification, to terminate this Purchase Agreement in accordance with Section 10.5(f). The Parties acknowledge and agree that Buyer’s failure to so elect within such five (5) day period shall be deemed a consent to the modification of the Schedules as set forth in the Notice of Modification and a waiver of Buyer’s right pursuant to this Section 7.1(c)(ii) to terminate this Purchase Agreement with respect thereto and any other remedy.
          7.1(d) Dividends. To the extent Seller, after the Closing Date, receives any dividend payments or distributions paid upon the Inland Shares, Seller shall pay such amounts to Buyer within three (3) Business Days after receipt by Seller.
     7.2 Covenants of Buyer. Buyer hereby covenants and agrees with Seller that:
          7.2(a) Confidentiality.
               (i) Buyer acknowledges that all information provided to any of it and its Affiliates (including, for the avoidance of doubt, their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives) by the BP Group (including, for the avoidance of doubt, their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives) is subject to the terms of the Confidentiality Agreement, the terms of which are hereby incorporated herein by reference; provided that in the event of any conflict between any term or condition of this Purchase Agreement and the terms or conditions of the Confidentiality Agreement, the terms and conditions of this Purchase Agreement shall govern. Effective upon, and only upon, the Closing, the Confidentiality

Agreement shall terminate only with respect to information provided to any of Buyer or its Affiliates (including, for the avoidance of doubt, their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives) that relates solely to the Inland Shares, the Pipeline System, and the Assumed Liabilities. Buyer acknowledges that any and all information provided or made available to any of it or its Affiliates (including, for the avoidance of doubt, their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives) by or on behalf of the BP Group (other than information relating solely to the Inland Shares, the Pipeline System and the Assumed Liabilities) shall remain subject to the terms and conditions of the Confidentiality Agreement on and after the Closing Date.
               (ii) Each Party agrees that, from and after the date hereof, it shall, and shall cause its Affiliates (including, for the avoidance of doubt, their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors, and other representatives) to, keep the Seller Information confidential, except to the extent that disclosure of any such Restricted Information is requested or required by law (by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar legal process) or legal or administrative process or reasonably occurs in connection with disputes over the terms of this Purchase Agreement. The provisions of this Section 7.2(a) shall not apply to any information, documents or materials which are in the public domain or shall come into the public domain, other than by reason of a breach by Buyer or the relevant member of the BP Group of its obligations hereunder or under the Confidentiality Agreement. Furthermore, notwithstanding the foregoing, either Party shall be permitted to disclose the Restricted Information to any of its Affiliates, provided that such Affiliates comply with the terms of this Section 7.2(a).
          7.2(b) Records. For a period of seven (7) years following the Closing Date, Buyer shall use Commercially Reasonable Efforts to provide to the BP Group (and their counsel, auditors, accountants, agents, advisors or other representatives) reasonable access to and permission to make and retain copies of any books, records or accounts relating to the Inland Shares and the Pipeline System through and including the Closing Date in Buyer’s possession and control (and if not in Buyer’s possession or control, then Buyer shall Influence Inland in favor of providing the same). Buyer shall not destroy or dispose of any such books, records and accounts for a period of at least seven (7) years after the Closing Date without first giving reasonable prior notice thereof and offering to surrender to the BP Group such books, records and accounts which Buyer may intend to destroy or dispose of.
     7.3 Mutual Covenants. Seller hereby covenants and agrees with Buyer and Buyer hereby covenants and agrees with Seller that:
          7.3(a) Further Assurances. Each Party shall execute and deliver such instruments and take such other actions as the other Parties may reasonably request in order to carry out the intent of this Purchase Agreement.

          7.3(b) Consents. Each Party shall use its Commercially Reasonable Efforts to cause the transactions contemplated by this Purchase Agreement to be consummated and, without limiting the generality of the foregoing, to (i) make all filings with and give all notices to, Governmental Authorities and other Third Parties that may be necessary or reasonably required in connection with the consummation of the transactions contemplated by this Purchase Agreement (including in the case of Seller by providing notifications to the Holders in connection with their Preferential Rights and the transactions contemplated hereby), and (ii) promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all orders and authorizations of any Governmental Authority required to be obtained or made by it for the consummation of the transactions contemplated by this Purchase Agreement, in each case subject to the remaining provisions of this Section 7.3(b) and Section 7.3(e). Each Party shall reasonably cooperate with and promptly furnish information to the other Party reasonably necessary in connection with any requirements imposed upon such other Party by any Governmental Authority in connection with the consummation of the transactions contemplated by this Purchase Agreement. Notwithstanding any other provisions of this Purchase Agreement, it shall be Buyer’s sole responsibility and Buyer shall use its reasonable efforts to obtain all consents, authorizations, and approvals of or by, and to make all filings with or notices to, Governmental Authorities to consummate the transactions contemplated by this Purchase Agreement (other than Seller’s obligations pursuant to Section 7.3(e)).
          7.3(c) Employees. Buyer has not agreed to offer, and nothing herein shall be construed to obligate Buyer to offer, employment to any officer, employee, agent, or representative of the BP Group, including those performing services relating to Inland or the Pipeline System as of the Closing Date.
          7.3(d) Litigation Assistance. After the Closing Date and until the seventh (7th) anniversary thereof, each Party shall use Commercially Reasonable Efforts to provide, as promptly as possible, such assistance as the other Party may from time to time reasonably request, including access to the Books and Records, in connection with the preparation of tax returns required to be filed, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to liability for Taxes, or any claim for refund in respect of such Taxes or in connection with any Third Party litigation and proceedings or liabilities related to the Inland Shares, the Assumed Liabilities or the Excluded Liabilities; provided that nothing herein shall require the assisting Party to create, recreate, generate or obtain, in connection with rendering such assistance, any records, analyses or other documents not then in the possession or reasonable control of such assisting Party. The requesting Party shall reimburse the assisting Party for the out-of-pocket costs incurred by the assisting Party.
          7.3(e) HSR Act. Within forty-five (45) Business Days after the date of execution of this Purchase Agreement, Seller and Buyer shall file or cause to be filed with the United States Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated herein. Seller and Buyer shall consult with each other as to the appropriate time for filing such notifications and shall agree upon the timing of such filings, and to respond promptly to any requests for additional information made by either of such agencies. Buyer shall pay all filing fees under the HSR Act, but Seller shall bear its own costs for the preparation of any filing. Seller and Buyer shall use Commercially Reasonable Efforts to cause any waiting period under the HSR Act with respect to the transactions contemplated herein to expire or terminate at the earliest possible time. Notwithstanding the foregoing, (i) Buyer shall not be required to (y) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its Affiliates’ assets or any Purchased Assets or (z) consent to any other structural or conduct remedy or enter into any settlement or agree to any order regarding antitrust matters respecting the transactions contemplated by this Purchase Agreement, and (ii) Buyer and its Affiliates shall have no obligation to contest, administratively or in court, to any order or other action of any Governmental Authority or any other Person respecting the transactions contemplated by this Purchase Agreement.
          7.3(f) Consummation of the Closing. The Parties shall use Commercially Reasonable Efforts to cause the Closing conditions set forth in Article 7 and Article 8 to be satisfied or waived (except for conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), if possible, as of the seventy-fifth (75th) day after the date hereof.
ARTICLE 8
CONDITIONS TO BUYER’S OBLIGATIONS
          The obligations of Buyer under this Purchase Agreement to close the transactions contemplated hereunder shall be subject to the satisfaction, or waiver by Buyer, of each of the following conditions:
     8.1 Representations and Warranties True. The representations and warranties of Seller contained in this Purchase Agreement that are qualified as to the words “material,” “Material Adverse Effect,” or similar qualifications set forth therein shall be true and accurate, and the representations and warranties of Seller contained in this Purchase Agreement that are not so qualified shall be true and accurate in all material respects, in each case as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for (a) representations and warranties that speak as of a specific date or time (the truth or accuracy of which need only be measured as of such date or time) and (b) changes permitted or contemplated by this Purchase Agreement.
     8.2 Performance. Seller shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Purchase Agreement to be performed or complied with by Seller on or prior to the Closing Date.
     8.3 Consents. All consents and approvals set forth on Schedule 8.3 shall have been obtained.

     8.4 Litigation. No action or proceeding shall have been brought by any Governmental Authority (and not subsequently dismissed, or settled or otherwise terminated) against Seller or Buyer seeking to restrain, prohibit or otherwise restrain or make illegal the consummation of the transactions contemplated hereby.
     8.5 Closing Deliverables. Seller shall have delivered to Buyer the executed documents as provided in Section 2.4 in the forms attached hereto as Exhibits B through D.
     8.6 Preferential Rights. Seller shall have delivered to Buyer evidence reasonably acceptable to Buyer that all Preferential Rights shall have been waived or exercised by the Holders.
ARTICLE 9
CONDITION TO SELLER’S OBLIGATIONS
          The obligations of Seller under this Purchase Agreement to close the transactions contemplated hereunder shall be subject to the satisfaction, or waiver by Seller, of each of the following conditions:
     9.1 Representations and Warranties True. The representations and warranties of Buyer contained in this Purchase Agreement that are qualified as to the words “material” or similar qualifications set forth therein shall be true and accurate, and the representations and warranties of Buyer contained in this Purchase Agreement that are not so qualified shall be true and accurate in all material respects, in each case as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for (a) representations and warranties that speak as of a specific date or time (the truth or accuracy of which need only be measured as of such date or time) and (b) changes permitted or contemplated by this Purchase Agreement.
     9.2 Performance. Buyer shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Purchase Agreement to be performed or complied with by Buyer on or prior to the Closing Date.
     9.3 Consents. All consents and approvals set forth on Schedule 9.3 shall have been obtained.
     9.4 Litigation. No action or proceeding shall have been brought by any Governmental Authority (and not subsequently dismissed, or settled or otherwise terminated) against Seller or Buyer seeking to restrain, prohibit or otherwise restrain or make illegal the consummation of the transactions contemplated hereby.
     9.5 Purchase Price and Undertakings. Buyer shall have delivered by wire transfer to Seller (or its designee) the Closing Date Payment pursuant to Section 2.2(c).

     9.6 Closing Deliverables. Buyer shall have delivered to Seller the executed documents as provided in Section 2.4 in the forms attached hereto as Exhibits B through D.
     9.7 Preferential Rights. Seller shall be satisfied, in its sole discretion, that (x) the Holders either (i) have waived their rights to exercise their Preferential Rights, or (ii) have not properly exercised their Preferential Rights or have not consummated the purchase and sale of the Inland Shares to which such Preferential Rights apply within the time limits required in either such case, and (y) Seller shall have fully complied with its obligations under the Organic Documents (including any requirement to provide any further notice to the Holders pursuant to their Preferential Rights in the event that the Inland Shares are not disposed of to Buyer within the time limits required under the Inland Regulations after the condition set forth in this Section 9.7 is first satisfied).
ARTICLE 10
CLOSING
     10.1 Closing. The consummation of the purchase and sale of the Inland Shares (the “Closing”) shall be held on the Closing Date at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois, or such other place as the Parties may agree in writing.
     10.2 Closing Date. The “Closing Date” shall be 12:01 a.m. CPT on the day that Closing occurs. Subject to the provisions of Sections 2.3(b) and 10.3, the Closing shall occur on the third (3rd) Business Day after the Closing conditions set forth in Article 8 and Article 9 have been satisfied or waived (except for conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), as applicable; provided that, no Party shall be entitled to rely for any purposes on any failure or non-fulfillment of the conditions to the obligations to consummate the Closing set forth in Article 8 and Article 9 to the extent such failure or non-fulfillment is due to the actions or omissions of such Party.
     10.3 Major Loss.
          10.3(a) If a Major Loss shall have occurred, then provided that (i) Inland is diligently proceeding to Repair such Major Loss, (ii) Seller reasonably estimates that such Repair will be completed within one hundred eighty (180) days, and (iii) all other Closing conditions in Article 8 and Article 9 can be or have been satisfied or waived, as applicable, the Closing Date shall be extended to 12:01 a.m. CPT on the third (3rd) Business Day after the date on which such Repair is substantially completed (but in any event, subject to the further satisfaction or waiver by Seller of the condition set forth in Section 9.7), and the Termination Date shall be extended until two hundred ten (210) days after the date of the occurrence of the Major Loss (but in any event, no earlier than December 31, 2011), subject to the provisions of Section 10.3(b).

          10.3(b) Notwithstanding anything in Section 10.3(a) to the contrary, Seller may elect in its sole discretion by written notice to Buyer prior to the Closing that the aggregate Base Price shall be reduced by the amount by which the Repair Cost exceeds the Major Loss Deductible, in which event (i) the Closing Date shall be extended no further under Section 10.3(a), if applicable, and (ii) such reduction to the aggregate Base Price shall be applied pro rata to the Base Price expressed as the price per share payable for each of the applicable Inland Shares.
     10.4 Multiple Closings. The Parties acknowledge that the transactions contemplated hereby may be consummated in multiple Closings pursuant to the provisions of Section 2.3.
     10.5 Termination. Anything contained in this Purchase Agreement to the contrary notwithstanding, this Purchase Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:
          10.5(a) by written agreement of Buyer and Seller;
          10.5(b) by Buyer, if any of the conditions set forth in Article 8 shall have become reasonably incapable of fulfillment prior to the Termination Date, and shall not have been waived by Buyer (provided, however, that Buyer is not in material breach of its representations, warranties, covenants or agreements contained in this Purchase Agreement);
          10.5(c) by Buyer, if the Closing shall not have occurred on or before the Termination Date (provided, however, that Buyer is not in material breach of its representations, warranties, covenants or agreements contained in this Purchase Agreement);
          10.5(d) by Seller, if any of the conditions set forth in Article 9 shall have become reasonably incapable of fulfillment prior to the Termination Date and shall not have been waived by Seller (provided, however, that Seller is not in material breach of its representations, warranties, covenants or agreements contained in this Purchase Agreement);
          10.5(e) by Seller, if the Closing shall not have occurred on or before the Termination Date (provided, however, that Seller is not in material breach of its representations, warranties, covenants or agreements contained in this Purchase Agreement);
          10.5(f) by Buyer, pursuant to Section 7.1(c)(ii); or
          10.5(g) by Buyer, if there shall have occurred a Major Loss with respect to which (A) Inland has not diligently proceeded to Repair, and substantially completed such Repair, in accordance with Section 10.3(a), and (B) Seller has not elected to reduce the aggregate Base Price in accordance with Section 10.3(b).

     10.6 Effect of Termination. If this Purchase Agreement is terminated pursuant to Section 10.5, neither Party shall have any right or remedy against the other Party as a result of such termination, except that (i) in the event of a Deposit Return Event, Buyer shall be entitled to the return of the Deposit in accordance with Section 2.2(b), and (ii) notwithstanding the foregoing, this Section 10.6 shall not alter a Party’s rights or any remedies available to it for any breach of this Purchase Agreement, including the rights of the Parties set forth in Section 13.3 in the event of a Closing Failure Breach.
ARTICLE 11
INDEMNIFICATION
     11.1 Indemnification.
          11.1(a) Indemnification Obligation of Seller. Subject to the provisions of this Article 11 (including Section 11.2), from and after the Closing Date, Seller agrees to indemnify and hold harmless Buyer and its Affiliates and its and their officers, directors, employees and contractors (collectively, “Buyer Group”) from and against any and all Losses incurred by Buyer Group which result from, relate to or arise out of the following:
               (i) any material inaccuracy in any representation or warranty of Seller contained in Article 3 or Article 4 of this Purchase Agreement (unless qualified as to the words “material” or “Material Adverse Effect” as set forth therein, in which case any inaccuracy);
               (ii) any material breach by Seller of any covenant or other obligation of Seller contained in this Purchase Agreement; or
               (iii) the Excluded Liabilities.
          11.1(b) Indemnification Obligation of Buyer. Subject to the provisions of this Article 11 (including Section 11.2), from and after the Closing Date, Buyer agrees to indemnify and hold harmless Seller and the other members of the BP Group and its and their officers, directors, employees and contractors (collectively, “Seller Group”) from and against any and all Losses incurred by Seller Group which result from, relate to or arise out of the following:
               (i) any material inaccuracy of any representation or warranty of Buyer contained in Article 5 of this Purchase Agreement (unless qualified as to the words “material” as set forth therein, in which case any inaccuracy);
               (ii) any material breach by Buyer of any covenant or other obligation of Buyer contained in this Purchase Agreement;
               (iii) the Assumed Liabilities; or

               (iv) Buyer’s exercise of its rights under Section 7.1(a), regardless of cause or of any negligence, concurrent negligence or strict liability of any member of Seller Group.
     11.2 Limitations on Liability.
          11.2(a) Deductible and Cap. Seller shall have no indemnification obligations for Buyer Group’s Losses under Section 11.1(a)(i) unless the aggregate total of such Losses exceeds two percent (2%) of the Purchase Price, and then only to the extent such Losses exceed two percent (2%) of the Purchase Price; provided that in calculating Buyer Group’s aggregate total Losses, individual Losses under Section 11.1(a)(i) with respect to a single incident or matter in amounts less than $250,000 shall be disregarded. Furthermore, in no event shall Seller’s aggregate liability for indemnification under Sections 11.1(a)(i) and 11.1(a)(ii) exceed fifteen percent (15%) of the Purchase Price. The limitations on indemnification set forth in this Section 11.2(a) shall not apply to Losses related to any breach of Seller’s Fundamental Representations; provided that in no event shall Seller’s aggregate liability for indemnification with respect to all claims hereunder including for Losses related to any breach of Seller’s Fundamental Representations exceed an amount equal to the Purchase Price.
          11.2(b) Buyer’s Indirect Losses. Notwithstanding anything to the contrary herein, if any Losses for which Seller has liability for indemnification hereunder are indirect Losses to Buyer, as a result of any Losses to or of Inland arising from Buyer’s ownership of the Inland Shares, then Seller’s liability for indemnification hereunder for such Losses shall not exceed the amount obtained by multiplying the monetary value of such Losses to or of Inland by a fraction, the numerator of which is the total number of Class B Shares sold to Buyer hereunder and the denominator of which is the total number of issued and outstanding Class B shares of Inland then held by all shareholders of Inland.
          11.2(c) Timeliness. Neither Party shall have an obligation to indemnify the other Party with respect to a matter if such other Party fails to deliver written notification of a claim for indemnification under Section 11.3(a) for such matter before the expiration of the applicable survival period set forth in Section 11.4.
          11.2(d) No Knowledge. Buyer shall not be entitled to indemnification under this Article 11 if Buyer had knowledge prior to or on the Closing Date of the breach of any representation, warranty, covenant, agreement or obligation with respect to which Buyer is seeking indemnification under this Article 11. Buyer shall promptly notify Seller of any breach of any representation, warranty, covenant or agreement of Seller made hereunder of which Buyer has knowledge prior to or on the Closing Date.
     11.3 Other Provisions Relating to Indemnification.
          11.3(a) Notices, etc. Each Person entitled to indemnification pursuant to this Purchase Agreement (the “Indemnified Party”) shall, upon obtaining knowledge of facts indicating that it may have a basis for a claim for indemnification hereunder, including receipt by it of notice of any demand, assertion, claim or proceeding by any

Third Party (any such Third Party proceeding being referred to as a “Third Party Action”) with respect to any matter as to which it may be entitled to indemnity hereunder, give prompt notice thereof in writing to the Person obligated hereunder to provide such indemnification (the “Indemnifying Party”) together with a reasonably detailed statement identifying the basis of and facts underlying such claim and a good faith estimate of the Indemnified Party’s Losses. For the avoidance of doubt, an Indemnifying Party shall have no obligation to provide indemnification pursuant to this Article 11 in the event the Indemnified Party’s written notification states only a general demand for indemnification which fails to identify a specific Loss or Third Party Action relating to such claim or demand.
          11.3(b) Right to Contest and Defend. The Indemnifying Party shall be given the opportunity, at its cost and expense, to contest and defend by all appropriate legal proceedings any Third Party Action with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Purchase Agreement; provided, however, that notice of the intention to contest and defend shall be delivered by the Indemnifying Party to the Indemnified Party within thirty (30) days following receipt of the notice provided for in Section 11.3(a) above. Any Third Party Action which the Indemnifying Party elects to contest and defend may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such Third Party Action shall be conducted by counsel employed by the Indemnifying Party, but the Indemnified Party shall have the right to participate in such Third Party Action and to be represented by counsel of its own choosing at its cost and expense; provided that, if the defendant(s) in any Third Party Action include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that (i) there may be legal defenses available to it that are inconsistent with those defenses available to the Indemnifying Party, or (ii) there is a conflict of interest that would prevent counsel for the Indemnifying Party from also representing the Indemnified Party (clauses (i) and (ii) collectively, “Differences or Conflicts”), then the Indemnified Party shall have the right to engage separate counsel at the cost and expense of the Indemnifying Party. If the Indemnified Party joins in any such Third Party Action, the Indemnifying Party shall have full authority, absent any Differences or Conflicts, to determine all action to be taken with respect thereto. At any time after the commencement of defense of any Third Party Action, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment, compromise or settlement by the Indemnifying Party of the asserted Third Party Action, which consent, absent any Differences or Conflicts, shall not be unreasonably withheld; provided, however, that the Indemnified Party shall not be required to consent to the abandonment of such contest or to the payment, compromise or settlement of such asserted Third Party Action if the result would be: (A) a finding or admission of any violation of law by the Indemnified Party (or any Affiliate thereof), (B) an adverse effect on any other Third Party Actions or claims of a similar nature that may be made against the Indemnified Party (or any Affiliate thereof), or (C) any remedy other than monetary damages which will be paid in full by the Indemnifying Party.

          11.3(c) Cooperation. If reasonably requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Action which the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Third Party Action, or any cross-complaint against any Person; provided that the Indemnifying Party shall reimburse the Indemnified Party for any reasonable expenses incurred by it in so cooperating at the request of the Indemnifying Party.
          11.3(d) Right to Participate. The Indemnified Party agrees, if reasonably requested by the Indemnifying Party, to afford the Indemnifying Party and its counsel the opportunity, at the Indemnifying Party’s expense, to be present at, and to participate in, conferences with all Persons asserting any Third Party Action against the Indemnified Party and conferences with representatives of or counsel for such Persons.
          11.3(e) Duty to Mitigate. The Parties shall have a duty to mitigate any Losses to which a right to indemnity applies hereunder.
          11.3(f) Exclusive Remedy. From and after the Closing Date, the indemnification provisions contained in this Article 11 shall constitute the sole remedy of the Parties for all claims arising from or relating to this Purchase Agreement or any of the instruments or transactions contemplated hereby (other than any remedies that are expressly set forth in any ancillary agreement referred to herein), and each Party hereby releases the other Party from all other claims and causes of action, whether arising in contract, in tort (including claims and actions for fraud), or under any other legal theory arising from or relating to such circumstances. The Parties acknowledge and agree that the indemnification provisions contained in this Article 11 (including this Section 11.3(f)) have been specifically bargained for at arm’s length with the assistance of competent counsel and are reflected in the Purchase Price.
          11.3(g) Severability of Indemnification Provisions. If any indemnity obligation set forth in this Article 11 or the application of any part thereof is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction under applicable law, then, but only in such event, such indemnity obligation or part thereof shall be modified, read, construed and enforced to the maximum extent permitted by law, and any remaining obligations or part thereof of such indemnity obligation that is valid and enforceable shall remain in full force and effect and be binding on the Parties.
     11.4 Survival of Provisions and Indemnification Obligations.
          11.4(a) The representations and warranties of the Parties set forth in Article 3, Article 4, and Article 5 of this Purchase Agreement shall survive the Closing until the first (1st) anniversary of the Closing Date; provided, however, that the Fundamental Representations of the Parties shall survive the Closing indefinitely.
          11.4(b) The covenants and the indemnification obligations (other than with respect to the representations and warranties of the Parties, which shall be governed by Section 11.4(a) above) of the Parties set forth in this Purchase Agreement shall survive the Closing as follows:
               (i) in the case of covenants of the Parties (other than the covenants set forth in Sections 7.2(a)), until the first (1st) anniversary of the Closing Date, or otherwise in accordance with their terms;
               (ii) in the case of the covenants of the Parties set forth in Section 7.2(a), until the third (3rd) anniversary of the Closing Date; and
               (iii) in the case of the indemnification obligations of the Parties set forth in Sections 11.1(a)(iii), 11.1(b)(iii) and 11.1(b)(iv), indefinitely.
ARTICLE 12
TAXES AND CHARGES
     12.1 Transfer Taxes. If and to the extent that any transfer, excise, stamp, sales, or other taxes are or become due and payable in connection with the transfer of the Inland Shares pursuant to this Purchase Agreement, any such taxes shall be paid by Buyer. Seller and Buyer shall use Commercially Reasonable Efforts to assist and cooperate with each other in connection with establishing the applicability of any exemption from any transfer taxes.
ARTICLE 13
MISCELLANEOUS PROVISIONS
     13.1 Damages. Notwithstanding anything herein to the contrary, neither Party shall be liable for consequential, incidental, exemplary, special, indirect or punitive damages (including lost profits, loss of production, diminution in value or other damages attributable to business interruption) arising under or in connection with this Purchase Agreement or otherwise as a result of, relating to or arising from the relationship between the Parties hereunder. The exclusion of consequential, incidental, indirect, special or punitive damages as set forth in the preceding sentence shall not apply to any such damages sought by Third Parties against an Indemnified Party in connection with Losses for which indemnification is owed pursuant to Article 11.
     13.2 Amendment and Modification. Subject to applicable law, and except as provided in Section 7.1(c) this Purchase Agreement may only be amended, modified and supplemented by written agreement of the Parties.
     13.3 Failure to Close; Specific Performance. Each Party acknowledges and agrees that if the Closing fails to occur, or is rendered incapable of occurring, as a result of the breach by such Party of any term or provision of this Purchase Agreement (such breach, a “Closing Failure Breach”), the other Party would be damaged irreparably. Accordingly, each Party agrees that the other Party shall be entitled to injunctive relief to prevent any such Closing Failure Breach and to enforce specifically this Purchase Agreement and the terms and provisions hereof in court, subject to Section 13.9.
     13.4 Waiver of Compliance. Any failure of Seller, on the one hand, or Buyer, on the other hand, to comply with an obligation, covenant, agreement or condition contained in this Purchase Agreement may be expressly waived in writing by the non-failing Party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     13.5 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered by hand, courier service, transmitted by facsimile, or mailed, certified or registered mail with postage prepaid:
          13.5(a) If to Seller, to:
BP America Inc.
Mergers and Acquisitions
200 Westlake Park Boulevard, 11th Floor
Houston, Texas 77079
Attn: Project Manager
Telephone No.: (281) 366-4704
Facsimile No.: (281) 366-7021
With copies to:
BP America Inc.
c/o BP Products North America Inc.
Mail Code 5E-527B
4101 Winfield Road
Warrenville, Illinois 60555
Attn: Managing Attorney, U.S. Fuels Value Chains
Facsimile No.: (630) 821-3386
BP America Inc.
c/o BP Pipelines (North America) Inc.
Mail Code 5 East
4101 Winfield Road
Warrenville, Illinois 60555
Attn: Senior Attorney
Telephone No.: (630) 821-2423
Facsimile No.: (630) 396-9888
BP America Inc.
501 Westlake Park Boulevard
Houston, Texas 77079
Attn: Legal Group, U.S. General Counsel

Facsimile No: (713) 375-2808
          or such other Person or address as Seller shall furnish Buyer in writing.
          13.5(b) If to Buyer, to:
Buckeye Partners, L.P.
One Greenway Plaza, Suite 600
Houston, Texas 77046
Attn: Vice President and General Counsel
Telephone No.: (832) 615-8610
Facsimile No: (832) 615-8603
     or to such other Person or address as Buyer shall furnish to Seller in writing.
     13.6 Assignment. This Purchase Agreement and all of the provisions of this Purchase Agreement shall be binding upon and inure to the benefit of the Parties to this Purchase Agreement and their respective successors and permitted assigns, but neither Party may assign this Purchase Agreement nor any of the rights, interests or obligations under this Purchase Agreement (by operation of law or otherwise) without the prior written consent of the other Party, except that Buyer may assign its rights hereunder with respect to particular Inland Shares to one or more of its wholly-owned Affiliates without such consent. Notwithstanding any assignment by a Party hereunder, the assigning Party shall in all events remain primarily liable for the performance of all of its obligations hereunder, unless the other Party consents in writing and the proposed assignee expressly assumes as a condition to such assignment all of the assigning Party’s performance obligations hereunder. Any purported assignment in violation of this Section 13.6 shall be voidable at the option of the non-assigning Party or Parties.
     13.7 No Third Party Beneficiaries. Except as provided in Article 6 and Article 11, this Purchase Agreement is solely for the benefit of Seller and Buyer and their respective successors and assigns, and nothing in this Purchase Agreement shall confer any rights upon any other Person.
     13.8 GOVERNING LAW. THIS PURCHASE AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CHOICE OF LAW RULES WHICH MAY DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
     13.9 Consent to Jurisdiction. For purposes of (i) Section 13.3 and (ii) enforcement of any arbitration awards pursuant to Article 14, each of Seller and Buyer (x) irrevocably submits to the exclusive jurisdiction of any Texas state court in Houston, Texas, or the United States District Court sitting in Houston, Texas, and (y) irrevocably waives any objection that it may now or hereafter have to the laying of venue in such forums and agrees not to plead or claim that any action in such forums would be inconvenient. EACH PARTY WAIVES IRREVOCABLY ANY AND ALL RIGHTS IT MAY HAVE TO TRIAL BY JURY.
     13.10 Counterparts. This Purchase Agreement may be executed in one or more counterparts (including by means of facsimile or a portable document format (*.pdf)), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     13.11 Exhibits and Headings. Information set forth in any Exhibit or Schedule to this Purchase Agreement is deemed to have been disclosed for all purposes of this Purchase Agreement. The headings contained in this Purchase Agreement are inserted for convenience only, do not constitute a part of this Purchase Agreement, and are in no way to be construed as a limitation on the scope of particular sections to which they refer.
     13.12 Entire Agreement. This Purchase Agreement (including the Exhibits, Schedules, and other documents and ancillary agreements referred to herein, which form a part of this Purchase Agreement) embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein and therein and supersedes all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter. There are no, and neither Party shall have any remedies or causes of action (whether in contract or in tort, or under any other legal theory) for any, restrictions, promises, statements, warranties, covenants, or undertakings with respect to the transactions contemplated hereby and thereby, other than those expressly set forth or referred to in this Purchase Agreement.
     13.13 Representation By Counsel; No Strict Construction. Buyer and Seller acknowledge that each of them has been represented by counsel in connection with the negotiation of this Purchase Agreement and the transactions contemplated hereby and that the language used in this Purchase Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Purchase Agreement against the Party that drafted it has no application and is expressly waived.
     13.14 Severability. Whenever possible, each provision or part thereof of this Purchase Agreement shall be interpreted in such manner as to be valid and effective under applicable law, but if any provision or part thereof of this Purchase Agreement or the application of any such provision or part thereof to any Person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or part thereof.
     13.15 Time Of Essence. With regard to all rights and obligations of the Parties and all dates and time periods set forth or referred to in this Purchase Agreement, time is of the essence.
     13.16 Press Releases and Public Announcements. The Parties shall not (and shall cause their Affiliates not to) issue any press release or make any public announcement relating to the subject matter of this Purchase Agreement unless such Party has first consulted with the other Party and obtained the other Party’s prior written approval of the text thereof, which approval shall not be unreasonably withheld; provided, however, that a Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its Commercially Reasonable Efforts to allow the other Party reasonable time to review and comment on the text of the proposed disclosure prior to making such disclosure).
     13.17 Acknowledgement of Parties; Conspicuousness. EACH OF THE PARTIES SPECIFICALLY ACKNOWLEDGES AND AGREES (1) THAT IT HAS A DUTY TO READ THIS PURCHASE AGREEMENT AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS HEREOF, AND (2) THAT IT HAS IN FACT READ THIS PURCHASE AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS PURCHASE AGREEMENT. EACH PARTY FURTHER AGREES THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH PROVISIONS OF THIS PURCHASE AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISIONS OR THAT SUCH PROVISIONS ARE NOT “CONSPICUOUS.”
ARTICLE 14
DISPUTE RESOLUTION
     14.1 Dispute Resolution. In the event that any Arbitrable Dispute arises, the Parties shall first seek to resolve such dispute by negotiations as provided in this Article 14 between senior representatives who have authority to settle the controversy.
          14.1(a) Notification. When an Arbitrable Dispute exists, a Party has the right to give the other Party written notice of the Arbitrable Dispute.
          14.1(b) Meeting Between Senior Representatives. Senior representatives of the Parties shall meet at a mutually acceptable time and place within fifteen (15) days after a Party’s receipt of the notice of the Arbitrable Dispute in order to exchange relevant information and to attempt to resolve the matter. If a senior representative intends to be accompanied to a meeting by an attorney, he or she shall give the other Party’s senior representative at least three (3) Business Days’ notice of such intention so that he or she also can be accompanied by an attorney. If a Party’s senior representative does not meet with the other Party’s senior representative within such fifteen (15) day period, the other Party may, at such Party’s sole option, either proceed to mediation under Section 14.2 or proceed directly to arbitration under Section 14.3.
          14.1(c) Confidentiality. All negotiations are confidential and shall be treated as compromise and settlement negotiations under the United States Federal Rules of Evidence.

     14.2 Mediation. If the Arbitrable Dispute has not been resolved within thirty (30) days after a Party’s receipt of the notice provided in Section 14.1(a), either Party may initiate mediation of the Arbitrable Dispute by sending the other Party a written request that the Arbitrable Dispute be mediated. The Party receiving such a written request will promptly respond to the requesting Party so that both Parties can jointly select a neutral and impartial mediator and schedule the mediation session. The dispute shall be mediated before a neutral, third party mediator applying by reference the Commercial Mediation Procedures of the American Arbitration Association within thirty (30) days after a Party’s receipt of the written request for mediation. If, within thirty (30) days after a Party’s receipt of the mediation notice, the Parties do not jointly select such mediator or do not schedule a mediation session or attend the scheduled mediation session, or if the mediation session conducted pursuant to this Section 14.2 does not result in a resolution of the dispute in question within three (3) Business Days after such conclusion of the mediation session, then either Party may proceed to arbitration under Section 14.3.
     14.3 Arbitration. Any Arbitrable Dispute not resolved by agreement of the Parties pursuant to Section 14.1 or pursuant to Section 14.2 shall be resolved exclusively through final and binding arbitration using three (3) arbitrators applying by reference the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (the “AAA”) as in effect on the date such dispute arises, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between the provisions of this Purchase Agreement and the AAA Rules or the Federal Arbitration Act, the provisions of this Purchase Agreement shall control.
          14.3(a) Arbitration must be initiated within the applicable time limits set forth in this Purchase Agreement and not thereafter or if no time limit is given in this Purchase Agreement, within the time period allowed by the applicable statute of limitations; provided, however, that if a Party files a notice of Arbitrable Dispute within the applicable time limits or limitations period but such Arbitrable Dispute is not resolved before the expiration of the applicable time limits or limitations period, the time period for initiating arbitration for that specific Arbitrable Dispute shall be extended for ninety (90) calendar days. Arbitration, if initiated, must be initiated by a Party (“Claimant”) sending written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration.
          14.3(b) Notwithstanding anything in Section 14.1 or Section 14.2 to the contrary, if either Party deems that time is of the essence in resolving the Arbitrable Dispute, it may initiate arbitration and seek interim measures, if appropriate, and then comply with the provisions for negotiations and mediation as long as they are fully completed before the commencement of the final hearing on the merits in the arbitration proceeding.
          14.3(c) Claimant’s notice initiating arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent does not name an arbitrator within the thirty (30) day period, the AAA will name the arbitrator for Respondent’s account within thirty (30) days after expiration of such period. The two (2) arbitrators so appointed or named shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed or named. If the two appointed or named arbitrators cannot reach agreement upon the third arbitrator within the thirty (30) day period, the AAA shall promptly name an independent arbitrator to act as the third arbitrator. The Parties each shall pay one-half of the compensation and expenses of the arbitrators. All arbitrators must (i) be neutral persons who have never been officers, directors, employees, or consultants or had other business or personal relationships (except acting as arbitrator) with the Parties or any of their Affiliates, officers, directors or employees and (ii) have experience in or be knowledgeable about the matters in dispute. The location of all arbitration proceedings shall be Houston, Texas.
          14.3(d) The Parties and the arbitrators shall proceed diligently so that the award can be made as promptly as possible. If the amount in controversy is less than or equal to One Million Dollars ($1,000,000), the hearing shall commence within forty-five (45) Business Days after the selection of the third arbitrator. If the amount in controversy exceeds One Million Dollars ($1,000,000), the hearing shall commence at such time as agreed by the Parties and the arbitrators but no later than three (3) months after the selection of the third arbitrator. Expedited discovery will be permitted if and as agreed by the Parties. If the Parties are unable to agree, the arbitrators shall resolve any discovery disputes consistent with the AAA Rules. Any matter involving an amount in controversy in excess of One Million Dollars ($1,000,000) shall be treated as a large, complex commercial case as per the AAA Rules.
          14.3(e) Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the Parties. In rendering any decision or award, the arbitrators must abide by all terms and conditions of this Purchase Agreement, including the exclusion of consequential, incidental, indirect, special and punitive damages set forth in Section 13.1 and the covenant set forth in Section 14.3(f).
          14.3(f) The Parties shall each bear their own costs and expenses (including attorneys’ fees) incurred in arbitrating any Arbitrable Dispute.
* * * * *

          IN WITNESS WHEREOF, BP OIL PIPELINE COMPANY and BUCKEYE PARTNERS, L.P. have caused this Purchase Agreement to be executed by their respective, duly authorized representatives as of the day and year first written above.

BP OIL PIPELINE COMPANY
By:	/s/ Patrick H. McGrath
	Name:	Patrick H. McGrath
	Title:	Attorney-in-fact

BUCKEYE PARTNERS, L.P.
By:	Buckeye GP LLC, its general partner

By:	/s/ Khalid A. Muslih
	Name:	Khalid A. Muslih
	Title:	Vice President

Signature Page to Share Purchase Agreement